Exhibit 15.1

   July 19, 2001



   McMoRan Exploration Co.
   1615 Poydras St.
   New Orleans, LA 70112

   Gentlemen:

   We are aware that McMoRan Exploration Co. has incorporated by reference in its Registration Statements (File Nos. 333-67485, 333-67963, 333-95195 and 333-57484) its Form 10-Q for
   the quarter ended June 30, 2001, which includes our report dated July 19, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

   Very truly yours,


   /s/Arthur Andersen LLP